M ARCH 2020 D ISCUSSION M ATERIALS STRICTLY CONFIDENTIAL Materials Prepared For: [B ANK N AME ] Financial Institutions Group INVESTOR PRESENTATION PREFERRED EQUITY OFFERING April 2021 NASDAQ: FGBI www.fgb.net Issuer Free Writing Prospectus Filed Pursuant to Rule 433 Registration Statement No. 333 - 249169 April 21, 2021

2 CERTAIN IMPORTANT INFORMATION CERTAIN IMPORTANT INFORMATION This presentation has been prepared by First Guaranty Bancshares, Inc . (the “Company ” or “FGBI”) solely for informational purposes based on its own information, as well as information from public sources . This presentation is a summary only and has been prepared to assist interested parties in making their own evaluation of the Company . The Company is not making any implied or express representation or warranty as to the accuracy or completeness of the information contained herein . Except as otherwise indicated, this presentation speaks as of the date hereof . This presentation does not purport to contain all of the information that may be relevant or material to an interested party’s investment decision . In all cases, interested parties should conduct their own investigation and analysis of the Company, including the information included or incorporated by reference into the registration statement and related prospectus supplement for the offering to which this presentation relates . This presentation is neither an offer to sell nor a solicitation of an offer to purchase any securities of the Company . There will be no sale of securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction . Any offer to sell or solicitation of an offer to purchase securities of the Company will be made only pursuant to the preliminary prospectus supplement and accompanying prospectus filed with the Securities and Exchange Commission (the “SEC”) . The Company has filed a registration statement (file No . 333 - 249169 ) (including a base prospectus ) and a preliminary prospectus supplement, dated April 21 , 2021 , with the SEC for the offering to which this presentation relates . Before you invest, you should read the prospectus in that registration statement, the related prospectus supplement and other documents the Company has filed with the SEC that are incorporated by reference into the prospectus supplement for more complete information about the Company and this offering . You may get these documents for free by visiting EDGAR on the SEC website at www . sec . gov . Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement if you request it by calling Janney Montgomery Scott LLC at 404 - 601 - 7200 . 1 ST QUARTER 2021 FINANCIAL DATA This presentation contains preliminary financial information as of and for the three months ended March 31 , 2021 . The Company’s independent registered public accounting firm has not completed its review procedures with respect to these preliminary financial results . Accordingly, the Company’s final results for the three month period ended March 31 , 2021 may not be consistent with these preliminary financial results (due to final adjustments and other developments that may arise between now and the time the financial results are finalized) . You are urged not to place undue reliance upon this preliminary financial information .

3 CERTAIN IMPORTANT INFORMATION CAUTION REGARDING FORWARD LOOKING STATEMENTS This presentation contains forward - looking statements within the meaning of Section 27 A of the Securities Act of 1933 , as amended, and Section 21 E of the Securities Exchange Act of 1934 , as amended (the “Exchange Act”), with respect to the financial condition, liquidity, results of operations, and future performance of our business . These forward - looking statements are intended to be covered by the safe harbor for “forward - looking statements” provided by the Private Securities Litigation Reform Act of 1995 . Forward - looking statements are those that are not historical facts . Forward - looking statements include statements with respect to beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions that are subject to significant risks and uncertainties and are subject to change based on various factors (some of which are beyond our control, particularly with regard to developments related to the novel coronavirus (“COVID - 19 ”)) . Forward - looking statements often include the words “believes,” “expects,” “anticipates,” “estimates,” “forecasts,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future conditional verbs such as “may,” “will,” “should,” “would” and “could . ” We caution you that any such forward - looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that are difficult to predict . Although we believe that the expectations reflected in these forward - looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward - looking statements . Currently, the most important factor known to management that could cause our actual results to differ materially from those in forward - looking statements is the continued impact of the COVID - 19 pandemic and related governmental measures to respond to the pandemic on the United States economy and the economies of the markets in which we operate . In this presentation we discuss the historical impact of the pandemic on our operations and set forth certain expectations regarding the pandemic’s impact on our business, financial condition, results of operations, liquidity, asset quality, capital, cash flows and prospects . We believe that our statements regarding future events and conditions in light of the pandemic are reasonable, but these statements are based on assumptions regarding, among other things, how long the pandemic will continue, the pace at which the COVID - 19 vaccine can be distributed and administered to residents of the markets we serve and the United States generally, the duration, extent and effectiveness of the governmental measures implements to contain the pandemic and ameliorate the impact on businesses throughout the United States, and the impact the pandemic and the government’s virus containment measures on national and local economies, all of which are out of our control . If the assumptions underlying our statements about future events prove to be incorrect, our business, financial condition, results of operations, liquidity, asset quality, capital, cash flows and prospects may be materially different from what is presented in the forward - looking statements . NON - GAAP FINANCIAL MEASURES Statements included in this presentation include non - GAAP financial measures and should be read along with the accompanying tables under the section titled “Non - GAAP Reconciliations . ” The Company uses non - GAAP financial measures to analyze its performance . Management believes that non - GAAP financial measures provide additional useful information that allows readers to evaluate the ongoing performance of the Company and provide meaningful comparison to its peers . Non - GAAP financial measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the Company’s performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the Company . Non - GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the results or financial condition as reported under GAAP .

4 ISSUER First Guaranty Bancshares, Inc. (NASDAQ: FGBI) in Hammond, Louisiana SECURITY Non - Cumulative Perpetual Preferred Stock, Series A (Depository Shares 1/40) LIQUIDATION PREFERENCE $25.00 per depository share TERM Perpetual ISSUANCE TYPE SEC Registered DIVIDEND PAYMENT DATES Dividends will be paid quarterly in arrears if declared OPTIONAL REDEMPTION Redeemable at issuer’s option, subject to regulatory approval ▪ On any dividend payment date on or after 5 years in whole or in part, or ▪ At any time within 90 days following a regulatory capital treatment event, in whole but not in part USE OF PROCEEDS General corporate purposes, including working capital and the funding of organic growth or potential acquisitions PLANNED LISTING NASDAQ listing within 14 to 30 days of pricing BOOK RUNNER TERMS OF PROPOSED OFFERING

CORPORATE OVERVIEW

6 FIRST GUARANTY BANCSHARES, INC. ¹Non - GAAP measure. See “Certain Important Information – Non - GAAP Financial Measures” on slide 3 and “Non - GAAP Reconciliation” on slide 32 for additional information Note: Market data as of April 19, 2021; Financial information as of and for the year ended December 31, 2020 Source: Company documents, S&P Global Market Intelligence 2020 AT A GLANCE 110 a nd counting Consecutive Quarterly D ividends P aid 86 Years in Banking Total Loans Total Assets Total Deposits Branches ATMs 46 33 $2.5 $2.2 Billion Billion $1.8 Billion $20.3 Million 2020Y Net Income “ #1 RANKED BEST SMALL BANK IN LOUISIANA & THE U.S. ” ▪ Serving the community since 1934 ▪ 33 full - service branches throughout Louisiana & Texas with a loan production office in Lake Charles, LA ▪ NASDAQ : FGBI ▪ Market Cap: $164.6 M ▪ 2020 ROAA: 0.87% ▪ 2020 ROATCE 1 : 13.08% ▪ 2020 Common Dividend: $0.64 per share ▪ Holding Company for First Guaranty Bank in Hammond, Louisiana FGBI BRANCH Newsweek Magazine

7 INVESTMENT HIGHLIGHTS Note: Financial information as of December 31, 2020 Source : Company documents ▪ $299.6 million in cash equivalents ▪ Net charge - offs / a verage l oans of 0.08% in 2020; average of 0.44% since 1993 ▪ Significant reduction in loan deferrals related to the pandemic over the last year; equivalent to 0.99% of total loans as of year end ▪ Allowance for loan l osses of $24.5 million; 1.33% of total loans ▪ 110 consecutive quarters of common dividends paid ▪ Dividend strategy implemented when the current ownership group took over in 1993 ▪ Significant common stock ownership by the Board and management ATTRACTIVE GROWTH STORY CONSISTENT EARNINGS CONSERVATIVE BALANCE SHEET COMMITMENT TO A COMMON DIVIDEND ▪ Profitable for 29 consecutive years ▪ Diverse earnings stream with an average ROAA of 0.81% over the last 10 years ▪ Tangible book value growth of 969% since current ownership group took over in 1993 ▪ Significant opportunity for net interest margin expansion ▪ Strong and successful track record of organic growth ▪ Meaningful scale in key growth markets of Hammond , LA, Baton Rouge, LA and Dallas, TX ▪ Acquisition strategy focused on expanding into new markets ▪ Two whole bank acquisitions completed since 2017

8 EXPERIENCED LEADERSHIP Alton B. Lewis Jr. Chief Executive Officer & President Eric J. Dosch Chief Financial Officer ▪ Chief Executive Officer and President of First Guaranty Bank and also its holding company First Guaranty Bancshares, Inc. since October 2009 ▪ President at First Guaranty Bancshares Inc. and First Guaranty Bank since January 2013 ▪ Vice Chairman at First Guaranty Bancshares, Inc. and First Guaranty Bank since October 2009 ▪ Director of First Guaranty Bancshares Inc. and First Guaranty Bank since 2001 ▪ Partner of the law firm of Cashe , Lewis, Coudrain & Sandage and its predecessor from January 1980 to September 2009 ▪ Chief Financial Officer of First Guaranty Bank and First Guaranty Bancshares, Inc. since May 2010 ▪ Treasurer, Secretary and Principal Accounting Officer at First Guaranty Bancshares, Inc. since 2010 ▪ Previous positions held in lending and credit including Chief Credit Officer ▪ Prior to association with First Guaranty Bank, he served as an Analyst with Livingston & Jefferson ▪ Holds the Chartered Financial Analyst designation and is a graduate of The Graduate School of Banking at Louisiana State University; undergraduate degree from Duke University in 2001 Source : Company documents Matthew Wise Chief Credit Officer ▪ Joined FGBI in 2021 ▪ 19+ years of banking experience, most recently with Regions Bank ▪ Earned both Bachelor’s and Master’s degree from Louisiana State University Randy Vicknair SVP & Chief Lending Officer ▪ Joined FGBI in 2006 ▪ Previously held position of Chief Credit Officer ▪ Recognized as a member of the Independent Banker’s 40 Under 40 Emerging Community Bank Leaders Desiree Simmons SVP Marketing & Loan Admin. ▪ Joined FGBI in 2009 ▪ Earned her Bachelor’s degree from Southeastern Louisiana University ▪ 25 years of banking experience Mark Ducoing Chief Deposit Officer ▪ Joined FGBI in 2019 ▪ Primary focus on lowering cost of deposits; leading to significant progress in improvement of deposit base since his arrival ▪ 38 years of banking experience with 15 of those years with Regions Financial Corporation Evan Singer M& A Director & Manager of Greensburg Region ▪ Joined FGBI in 2008 ▪ Background in Commercial Lending, Purchasing & Facilities, BSA/Fraud and Special Assets ▪ Earned his Bachelor’s degree from Marshall University

9 BOARD OF DIRECTORS Source : Company documents MARSHALL T. REYNOLDS Chairman of the Board of Directors ▪ Chairman of the Board, Champion Industries WILLIAM K. HOOD ▪ President, Hood Automotive Group ALTON B. LEWIS JR. ▪ Bio on Experienced Leadership Slide JACK ROSSI ▪ CPA, Consultant EDGAR R. SMITH III ▪ Chairman and CEO of Smitty’s Supply, Inc. ▪ Additional advisory board to provide insight and expertise to essential business interests including: • Oil & Gas Production • Agriculture & Forestry • Wholesale & Retail Expertise ▪ Advisory Board Includes: • Thomas D. “Tommy” Crump, Jr. • Carrell G. “Gil” Dowies , III • Dr. Phillip E. Fincher • John D. Gladney, M.D. • Britt L. Synco First Guaranty Bank Board of Directors (Not Pictured: Darrel D. Ryland) Holding Company & Bank Directors Additional Bank Directors ANTHONY J. BERNER , JR. ▪ Consultant, Gold Star Food Group GLORIA M. DYKES ▪ Owner, Dykes Beef Farm PHILLIP E. FINCHER ▪ Retired Economics Professor of Louisiana Tech University ROBERT H. GABRIEL ▪ President, Gabriel Building Supply Company ANDREW GASAWAY , JR. ▪ President, Gasaway - Gasaway - Bankston Architects EDWIN L. HOOVER, JR. ▪ President of Encore Development Corporation BRUCE MCANALLY ▪ Registered Pharmacist MORGAN S. NALTY ▪ Investment Banking Partner at Johnson, Rice & Company LLC JACK M. REYNOLDS ▪ Vice President, Pritchard Electric Co. NANCY C. RIBAS ▪ Owner, Ribas Holdings LLC and University Motors DARREL D. RYLAND ▪ Darrel D. Ryland, LLC, Attorney RICHARD W. SITMAN ▪ Board President, Dixie Business Center ANNA A. SMITH ▪ Southern University Chairman Emeritus

10 INSIDER SHAREHOLDER BASE Insider Name Age Title Shares Owned Percent of Total Shares Outstanding (%) Marshall T. Reynolds 84 Chairman of the Board 1,741,046 17.9% William K. Hood* 70 Board Director 1,923,711 19.7% Edgar R. Smith, III* 57 Board Director 2,025,276 20.8% Alton B. Lewis, Jr. 72 Vice Chairman, President & CEO 77,730 0.80% Eric J. Dosch 42 CFO 21,615 0.22% Jack Rossi 76 Board Director 1,100 0.01% * Includes 966,197 shares jointly owned by Smith & Hood Holding Company, LLC and 669,513 jointly owned by Smith & Hood Investme nts , LLC. Note: Ownership data as of April 9, 2021 Source : Company documents

11 $0.00 $3.00 $6.00 $9.00 $12.00 $15.00 $18.00 $21.00 $0 $1,000 $2,000 $3,000 $4,000 $5,000 $6,000 $7,000 1993 1994 1995 1996 1997 1998 1999 2000 2001 2002 2003 2004 2005 2006 2007 2008 2009 2010 2011 2012 2013 2014 2015 2016 2017 2018 2019 2020 ($000) Total Dividend TBV per Share GROWING STOCKHOLDER VALUE ¹Non - GAAP measure. See “Certain Important Information – Non - GAAP Financial Measures” on slide 3 and “Non - GAAP Reconciliation” on slide 31 for additional information Source : Company documents; Data as of December 31, 2020 110 CONSECUTIVE QUARTERLY DIVIDENDS PAID “ PERSISTENCE PAYS DIVIDENDS ” ▪ First Guaranty has paid $85.3 million in cash dividends to common shareholders since 1993 ▪ During that time, First Guaranty’s TBV per share has grown 969% $6,234 $16.41

12 Year Milestone 1934 First Guaranty Bank is founded in Amite, LA 1993 Investor group led by Marshall Reynolds invests $3.6M as part of recapitalization 1999 Acquisition of First Southwest Bank 2001 Acquisition of Woodlands Bancorp, Inc. 2007 Acquisition of Homestead Bancorp, Inc.; First Guaranty Bancshares is formed 2009 Bank surpasses $1.0B in total assets; Alton Lewis becomes CEO 2011 Acquisition of Greensburg Bancshares, Inc. 2015 Initial Public Offering and listing on NASDAQ Exchange; SBLF Preferred Stock redeemed 2017 Acquisition of Premier Bancshares, Inc. 2019 Acquisition of Union Bancshares, Inc. 2020 110 th consecutive quarterly dividend declared GROWTH MILESTONES Source : Company documents $2,473,078 $0 $500,000 $1,000,000 $1,500,000 $2,000,000 $2,500,000 $3,000,000 Assets ($000)

13 BRANCH FOOTPRINT Source : S&P Global Market Intelligence

14 KEY MARKETS Source : S&P Global Market Intelligence, Forbes, Wall Street Journal, Louisiana State University, Barksdale Air Force, Southeastern Louisiana University , S hreveport Business Bureau Hammond MSA Baton Rouge MSA Shreveport MSA Dallas MSA ▪ Major transportation hub ▪ Distribution hub for Wal - Mart and Winn Dixie ▪ Home of Southeastern Louisiana University (enrollment ~15,400) ▪ Healthcare industry jobs make up 16.9% of jobs in the MSA – including employer Blue Cross Blue Shield of Louisiana ▪ 2 nd largest city by population and 2 nd largest by deposits in Louisiana ▪ Hub of the Southeast petro chemical industry ▪ Political hub of the state of Louisiana – state government is the largest employer ▪ Home of Louisiana State University (enrollment ~31,500) ▪ Diversified economy; employment services, government, education, and wholesale / retail trade ▪ Barksdale Air Force Base is the largest employer, sustaining a population of ~53,810 active duty servicemen, family members, civilian employees and retirees ▪ Contains Las Vegas - style gaming industry 5.7% 8.4% 3.3% 11.8% 3.8% 1.1% - 0.8% 7.5% -2.0% 0.0% 2.0% 4.0% 6.0% 8.0% 10.0% 12.0% 14.0% Hammond, LA Baton Rouge, LA Shreveport-Bossier City, LA Dallas-Fort Worth- Arlington, TX Median HHI Growth Median 2026 Proj. Pop. Growth ▪ Headquarters location of five Fortune 100 companies (Exxon, McKesson, AT&T, Energy Transfer & American Airlines) ▪ Home of Dallas/Fort Worth International, the 4 th busiest airport in the country ▪ Fourth fastest growing MSA in the country from 2010 - 2019 DEMOGRAPHIC HIGHLIGHTS DEPOSIT BREAKDOWN (AS OF 6/30/20) Deposits ($M) Banking Centers Market Rank Deposit Market Share (%) Hammond, LA $830.4 7 1 36.3 Baton Rouge, LA $298.2 5 10 1.3 Shreveport-Bossier City, LA $202.5 4 10 2.3 Dallas-Fort Worth- Arlington, TX $195.8 4 88 0.1

15 RECENT ACQUISITIVE SUCCESS ¹Financial data as of most recent available quarter prior to close, ended 3/31/2017 2 Financial data as of most recent available quarter prior to close, ended 9 /30/2019 Source: S&P Global Market Intelligence PREMIER BANCSHARES (1) UNION BANCSHARES (2) HEADQUARTERS Dallas, TX Marksville, LA COMPLETION DATE June 2017 November 2019 ASSETS ($000) $156,166 $256,877 LOANS ($000) $124,889 $185,777 DEPOSITS ($000) $127,666 $203,414 LTM ROAA (%) - 0.07% 1.14% LTM ROAE (%) - 0.59% 11.03% NPAs / ASSETS (%) 2.07% 1.83%

BUSINESS HIGHLIGHTS

2020 FINANCIAL HIGHLIGHTS

HIGHLIGHTS

- Total assets increased by 16.8% to $2.5 billion
- Total loans increased by 20.9% to $1.8 billion
- Net income of $20.3 million
- Earnings per share of $2.09
- Return on average assets of 0.87%
- Return on average tangible common equity of 13.08%[1]
- Funded more than 900 loans totaling $111.1 million under the Paycheck Protection Program;
  - $2.2 million in fees were generated via these loans in 2020
- Loan loss provisions totaled $14.9 million
- Allowance for loan losses represented 1.33% of gross loans as of year end 2020, compared to 0.72% at the end of 2019
- All bank level regulatory ratios remain well-capitalized
- Common dividends of $0.64 per share

	For the Twelve Months Ended		
In $000s except for per share data	12/31/2018	12/31/2019	12/31/2020
BALANCE SHEET			
Total Assets	$1,817,211	$2,117,216	$2,473,078
Total Gross Loans	$1,225,268	$1,525,490	$1,844,135
Total Deposits	$1,629,622	$1,853,013	$2,166,318
Loans/Deposits	75.19%	82.32%	85.13%
CAPITAL			
Common Equity	$147,284	$166,035	$178,591
Preferred Equity	$0	$0	$0
Total Equity/Assets	8.10%	7.84%	7.22%
Tang. Common Equity/Tang. Assets[1]	7.79%	6.99%	6.51%
PROFITABILITY MEASURES			
Net Interest Margin	3.41%	3.41%	3.35%
Non Interest Income/Average Assets	0.30%	0.44%	1.01%
Non Interest Expense/Average Assets	2.49%	2.51%	2.47%
Efficiency Ratio	69.46%	67.48%	58.95%
ROAA	0.82%	0.76%	0.87%
ROAE	9.98%	8.99%	11.36%
Earnings per share	$1.47	$1.47	$2.09
Net Income	$14,213	$14,241	$20,318
ASSET QUALITY			
NPAs/Assets	0.55%	1.04%	1.25%
Reserves/Loans	0.88%	0.72%	1.33%

[1]Non-GAAP measure. See "Certain Important Information – Non-GAAP Financial Measures" on slide 3 and "Non-GAAP Reconciliation" on slide 32 for additional information
Source: Company documents

17

RECENT DEVELOPMENTS – 1ST QUARTER 2021

HIGHLIGHTS

- Net income was $5.0 million in the first quarter of 2021 compared to $3.8 million in the first quarter of 2020, an increase of 31.3%
- Earnings of $0.52 per share in the first quarter of 2021, compared with $0.39 per share in the first quarter of 2020
- In the first quarter of 2021, total assets grew $93.6 million (3.8%) driven by an increase in loans of $122.3 million (6.6%) versus year end 2020
- Round two PPP originations of approximately $22 million during the quarter; net decrease of approximately $8 million in PPP loans in the portfolio versus year end 2020
- Loan deferrals related to the pandemic decreased from $18 million at year end 2020 to $3 million at end of the first quarter 2021
- Provision expense of $608 thousand in the first quarter
- NPA / Assets of 1.06% as of quarter end, compared to 1.25% as of year end 2020
- Deposits increased by $148.4 million (6.8%) compared to year end 2020; noninterest-bearing deposits increased by $55.3 million (13.4%) during the quarter
- 111th consecutive quarterly common dividend paid

Operating Results Highlights

Dollars in thousands, except per share data	For the Three Months Ended March 31, 2021	For the Three Months Ended December 31, 2020
Net Income	$5,023	$6,127
Diluted Earnings Per Share	$0.52	$0.63
Return on Average Assets (ROAA)	0.80%	0.99%
Return on Average Equity (ROAE)	11.31%	13.20%
Net Interest Margin (estimated)	~3.26%	3.26%
Provision Expense	$608	$10,251
Net Charge-offs / Average Loans	0.02%	0.08%

Financial Condition Highlights

Dollars in thousands, except per share data	As of March 31, 2021	As of December 31, 2020
Total Assets	$2,566,692	$2,473,078
Total Loans	$1,966,432	$1,844,135
Total Deposits	$2,314,670	$2,166,318
Tangible Common Equity[1]	$157,788	$159,876
Tangible Common Equity / Tangible Assets[1]	6.19%	6.51%
NPA / Assets	1.06%	1.25%
ALL / Gross Loans	1.26%	1.33%
Bank Leverage Capital Ratio	8.36%	8.58%
Bank Total Risk Based Capital Ratio (estimated)	~11.50%	12.22%

[1]Non-GAAP measure. See "Certain Important Information – Non-GAAP Financial Measures" on slide 3 and "Non-GAAP Reconciliation" on slide 31 for additional information
Source: Company documents

18

FINANCIAL TRENDS

TOTAL ASSETS ($M)


$3,000
$2,400
$1,800
$1,200
$600
$0
$1,501
$1,750
$1,817
$2,117
$2,473
2016Y
2017Y
2018Y
2019Y
2020Y

TOTAL GROSS LOANS ($M)


$2,000
$1,600
$1,200
$800
$400
$0
$949
$1,149
$1,225
$1,525
$1,844
2016Y
2017Y
2018Y
2019Y
2020Y

TOTAL DEPOSITS ($M)


$2,500
$2,000
$1,500
$1,000
$500
$0
$1,326
$1,549
$1,630
$1,853
$2,166
2016Y
2017Y
2018Y
2019Y
2020Y

LOAN / DEPOSIT RATIO (%)


90.00%
85.00%
80.00%
75.00%
70.00%
65.00%
71.55%
74.16%
75.19%
82.32%
85.13%
2016Y
2017Y
2018Y
2019Y
2020Y

Source: Company documents

19

20 3.39% 3.33% 3.41% 3.41% 3.35% 2.50% 2.75% 3.00% 3.25% 3.50% 3.75% 2016Y 2017Y 2018Y 2019Y 2020Y $14,093 $11,751 $14,213 $14,241 $20,318 $0 $5,000 $10,000 $15,000 $20,000 $25,000 2016Y 2017Y 2018Y 2019Y 2020Y 0.97% 0.71% 0.82% 0.76% 0.87% 0.00% 0.25% 0.50% 0.75% 1.00% 2016Y 2017Y 2018Y 2019Y 2020Y EARNINGS POWER ¹Non - GAAP measure. See “Certain Important Information – Non - GAAP Financial Measures” on slide 3 and “Non - GAAP Reconciliation” on slide 32 for additional information Source : Company documents RETURN ON AVERAGE TANGIBLE COMMON EQUITY (1) (%) NET INTEREST MARGIN (%) RETURN ON AVERAGE ASSETS (%) 11.64% 9.15% 10.77% 9.68% 13.08% 0.00% 4.00% 8.00% 12.00% 16.00% 2016Y 2017Y 2018Y 2019Y 2020Y NET INCOME ($000)

LOAN PORTFOLIO

LOAN PORTFOLIO COMPOSITION


Non-Farm Non-Residential 44.6%
Residential Real Estate 17.2%
Commercial & Industrial 19.1%
C&D 8.2%
Consumer & Other 8.0%
Agriculture & Farm 3.0%

Loan Portfolio Detail

($000s)	2016Y	2017Y	2018Y	2019Y	2020Y
Commercial & Industrial	$193,969	$230,638	$200,877	$268,256	$353,028
Non-Farm Non-Residential	417,014	530,293	586,263	616,536	824,137
Residential Real Estate	147,661	175,573	215,678	313,608	317,168
Consumer & Other	63,011	55,185	59,443	108,868	148,783
Agriculture & Farm	44,921	47,205	41,509	49,451	55,215
C&D	84,239	112,603	124,644	172,247	150,841
Total Gross Loans	**$950,815**	**$1,151,497**	**$1,228,414**	**$1,528,966**	**$1,849,172**
LESS: Unearned Income	1,894	2,483	3,146	3,476	5,037
Total Loans	**$948,921**	**$1,149,014**	**$1,225,268**	**$1,525,490**	**$1,844,135**

HIGHLIGHTS

- Loan yield of 5.46% in 2020
- Loan growth of 20.9% during 2020 including PPP loans, primarily driven by increases in C&I and Non-Farm Non-Residential loans
- SBA/USDA lending program represents a significant opportunity for loan growth in Louisiana and Texas
  - Emphasis on this program has yielded strong results – $58.1 million total SBA/USDA balance at year end 2020 (excluding PPP)
  - $92.3 million in PPP loans in the loan portfolio as of year end 2020
- Commercial leases represent 5.6% of the loan portfolio, providing higher yields and shorter average lives than real estate secured loans
- Oil & Gas related loans made up approximately 5.7% of the total loan portfolio as of year end
  - None of the loans are exploration & production related
- Hotel and Hospitality loans totaled $120.1 million, or 6.5% of the total loan portfolio as of year end
  - All hotels flagged by major brands

Source: Company documents

21

22 PANDEMIC RESPONSE Source: Company documents ▪ Originated over 900 loans totaling $111.1 million in the SBA’s Paycheck Protection Program (“PPP”) under the CARES Act ▪ Fee income of $2.2 million was realized in 2020 with an additional $1.2 million deferred as of December 31, 2020 ▪ Loan deferrals represent 0.99% of the total loan portfolio as of year end ▪ Since the peak in the second quarter of 2020, loan deferrals decreased by approximately 97 % as of December 31, 2020 HIGHLIGHTS $590 $94 $31 $18 $0 $100 $200 $300 $400 $500 $600 $700 Highest Point 2nd Quarter 2020 July 31, 2020 October 31, 2020 December 31, 2020 Loan Deferrals (Millions)

23 1.48% 0.84% 0.55% 1.04% 1.25% 0.23% 0.54% - 0.02% 0.36% 0.08% -0.50% 0.00% 0.50% 1.00% 1.50% 2.00% 2.50% 3.00% 3.50% 4.00% 2016 2017 2018 2019 2020 NPAs/ASSETS NCOs / AVERAGE LOANS Real Estate 71.6% Commercial & Consumer 28.4% CONSERVATIVE CREDIT CULTURE Source: Company documents NONACCRUAL LOANS BY TYPE HISTORICAL ASSET QUALITY NPA s /ASSETS & NCO s /LOANS (in thousands) 12/31/2016 12/31/2017 12/31/2018 12/31/2019 12/31/2020 NONACCRUAL LOANS $21,674 $12,550 $8,743 $14,403 $15,576 90 DAY LOANS AND GREATER BUT STILL ACCRUING $179 $839 $145 $2,639 $13,091 PERFORMING RESTRUCTURED LOANS $2,987 $2,138 $1,288 $0 $0 OREO $359 $1,281 $1,138 $4,879 $2,240 NONPERFORMING ASSETS $25,199 $16,808 $11,314 $21,921 $30,907 NPAs / ASSETS 1.48% 0.84% 0.55% 1.04% 1.25% NONACCRUAL LOANS / ASSETS 1.44% 0.72% 0.48% 0.68% 0.63% ALL / TOTAL LOANS 1.17% 0.80% 0.88% 0.72% 1.33% MORE THAN 80% OF 90+ DAY PAST DUE LOANS AT YEAR END 2020 ARE DUE TO TIMING/DOCUMENTATION ISSUES PRIMARILY RELATED TO ACQUIRED LOANS

24 ALLOWANCE FOR LOAN LOSSES Source: Company documents ▪ FGBI increased allocations in 2020 for potential COVID - 19 related losses and other risks ▪ Largest provision allocation associated with hospitality and hotel industry loans ▪ Continued to monitor loans acquired from the Union acquisition in November 2019 • Discounts on acquired Union loans were approximately $1.8 million at year end 2020 ALLOWANCE FOR LOAN LOSSES TRENDS 2020 ALL ACTIVITY HIGHLIGHTS $24,518 1.33% 0.08% 0.00% 0.30% 0.60% 0.90% 1.20% 1.50% $0 $5,000 $10,000 $15,000 $20,000 $25,000 2016 2017 2018 2019 2020 ALL ALL / Total Loans NCOs / Average Loans (in thousands) Non-Farm Construction Other Non- and Land Commercial Multifamily 1-4 Family Consumer Agriculture & ALLOWANCE FOR LOAN LOSSES Residential Development Loans Residential Residential Loans Farm Unallocated Total Beginning Balance (12/31/2019) $5,277 $423 $1,909 $1,038 $1,027 $1,110 $145 $0 10,929 Provision for purchase credit impaired loans 10,159 871 1,030 (60) 1,598 739 538 2 14,877 Charge offs (550) (265) (265) 0 (154) (1,083) (110) 0 (2,427) Recoveries 178 0 128 0 39 724 70 0 1,139 Ending Balance (12/31/2020) $15,064 $1,029 $2,802 $978 $2,510 $1,490 $643 $2 $24,518 Allowance for Loan Losses / Total Loans 1.33%

25 U.S. Treasuries 1.3% U.S. Government Agencies 71.1% Corporate Notes and Bonds 15.3% Municipal Bonds 11.8% MBS 0.5% INVESTMENT PORTFOLIO Note: The Company converted unrealized gains in securities portfolio to realized gains in 4Q20 in response to the uncertainty of the COVID - 19 pandemic Source : Company documents DECEMBER 31, 2020 AVAILABLE FOR SALE SECURITIES PORTFOLIO FAIR VALUE Amortized Fair $ in thousands Cost Gains Losses Value U.S. Treasuries $3,000 $0 $0 $3,000 U.S. Government Agencies 169,986 77 (405) 169,658 Corporate Notes and Bonds 36,153 604 (268) 36,489 Municipal Bonds 27,381 781 0 28,162 Mortgage-Backed Securities 1,208 31 0 1,239 Total $237,728 $1,493 ($673) $238,548 Unrealized

26 HIGHLIGHTS ▪ Weighted average rate was 1.1% in 2020 compared to 1.7% in 2019 ▪ Noninterest - bearing deposits increased by $85.5 million to $411.4 million in 2020, representing 19.0% of total deposits at year end ▪ Total time deposits decreased from 40.8% of total deposits at year end 2019 to 33.5% of total deposits at year end 2020 ▪ Public funds totaled $715.3 million, or 33.0% of total deposits at year end 2020 • Weighted average rate of 0.8% ▪ Opportunity for increased earnings as a higher percentage of public funds are collateralized by reciprocal deposit insurance • Allows for public funds to be invested in higher yielding loans versus securities ▪ Mark Ducoing was hired in 2019 to serve as Chief Deposit Officer and is responsible for the ongoing emphasis on lowering the cost of deposits DEPOSIT PORTFOLIO Source: Company documents 12/31/2020 DEPOSIT MIX DEMAND - NONINTEREST 19.0% DEMAND - INTEREST 39.7% SAVINGS 7.8% TIME DEPOSITS 33.5% ($000) 2016Y 2017Y 2018Y 2019Y 2020Y Demand - Noninterest Bearing $231,094 $251,617 $244,516 $325,888 $411,416 Demand - Interest Bearing 479,810 611,677 594,359 635,942 860,394 Savings 97,280 104,661 109,958 135,156 168,879 Time Deposits 517,997 581,331 680,789 756,027 725,629 Total Deposits $1,326,181 $1,549,286 $1,629,622 $1,853,013 $2,166,318 Weighted Average Rate 0.7% 0.9% 1.3% 1.7% 1.1% Deposit Composition

OFFERING IMPACT

28 ILLUSTRATIVE IMPACT OF THE PROPOSED OFFERING Note: Assumes $30.0 million gross offering at 6.75%; assumes issuance on January 1, 2020 Note: A ll offering assumptions are for illustrative purposes only Source : S&P Global Market Intelligence PREFERRED DIVIDEND COVERAGE PRO FORMA 2020Y 2020Y INTEREST COVERAGE Earnings 2020 Net Income $20,318 $20,318 Preferred Dividend $0 $2,025 Net Income to Common $20,318 $18,293 2020 Common Dividend $6,234 $6,234 Net Income / Preferred Dividend 10.0x Net Income/ Total Dividends 2.5x

29 ILLUSTRATIVE IMPACT OF THE PROPOSED OFFERING Note: Assumes $30.0 million gross offering at 6.75% Note: Assumes offering has no impact on average assets and risk based assets Note : All offering assumptions are for illustrative purposes only; See “Caution Regarding Forward Looking Statements ” Note: Pro forma ratios presented as of 12/31/20, giving effect to the results of offering 6.51% 8.58% 10.97% 12.22% 7.59% 9.40% 12.02% 13.27% 7.59% 9.75% 12.47% 13.72% Consolidated TE/TA Tier 1 Leverage Capital Ratio (Bank Level) Tier 1 Risk Based Capital Ratio (Bank Level) Total Risk Based Capital Ratio (Bank Level) December 31, 2020 (Actual) $20.0M of Net Proceeds Down-Streamed (Pro Forma) 100% of Net Proceeds Down-Streamed (Pro Forma) PRO FORMA CAPITAL RATIOS CONSOLIDATED BANK LEVEL

APPENDIX

NON-GAAP RECONCILIATION

Tangible common equity, tangible assets, and tangible book value per share are non-GAAP financial measures calculated using GAAP amounts. Tangible common equity is calculated by excluding the balance of goodwill and the core deposit intangible from the calculation of shareholders' equity. Tangible assets are calculated by excluding the balance of goodwill and other intangible assets from the calculation of total assets. Tangible book value per share is calculated by dividing tangible common equity by the number of shares outstanding. FGBI believes that these non-GAAP financial measures provide information to investors that is useful in understanding its financial condition, because, in the case of the tangible common equity to tangible assets ratio, the ration is an additional measure used to assess capital adequacy and, in the case of tangible book value per share, tangible book value per share is an additional measure used to assess FGBI's value. Because not all companies use the same calculations of tangible common equity and tangible assets, this presentation may not be comparable to other similarly titled measures calculated by other companies. A reconciliation of these non-GAAP financial measures is provided below (dollars in thousands, except per share data).

	As of or for the year ending December 31,					As of or for quarter,
Dollars in thousands, except per share data	**2016**	**2017**	**2018**	**2019**	**2020**	**3/31/2021**
Total common stockholder's equity (GAAP)	$124,349	$143,983	$147,284	$166,035	$178,591	$176,295
Less goodwill and other intangible assets	$2,977	$6,721	$6,176	$19,469	$18,715	$18,507
Tangible common equity (non-GAAP)	**$121,372**	**$137,262**	**$141,108**	**$146,566**	**$159,876**	**$157,788**
Shares outstanding	9,205,635	9,687,123	9,687,123	9,741,253	9,741,253	9,741,253
Book value per common share	$13.51	$14.86	$15.20	$17.04	$18.33	$18.10
Tangible book value per common share (non-GAAP)	**$13.18**	**$14.17**	**$14.57**	**$15.05**	**$16.41**	**$16.20**
Total assets (GAAP)	$1,500,946	$1,750,430	$1,817,211	$2,117,216	$2,473,078	$2,566,692
Less goodwill and other intangible assets	$2,977	$6,721	$6,176	$19,469	$18,715	$18,507
Tangible common assets (Non-GAAP)	$1,497,969	$1,743,709	$1,811,035	$2,097,747	$2,454,363	$2,548,185
Tangible common equity to tangible assets (GAAP)	**8.10%**	**7.87%**	**7.79%**	**6.99%**	**6.51%**	**6.19%**

Source: Company documents

31

32 NON - GAAP RECONCILIATION Dollars in thousands 2016 2017 2018 2019 2020 Average Common Equity $126,036 $136,817 $142,373 $158,400 $178,905 LESS: Average Intangibles 3,135 5,340 6,445 8,029 19,217 Average Tangible common equity (non-GAAP) $122,901 $131,477 $135,928 $150,371 $159,688 A Net Income Available to Common 14,093 11,751 14,213 14,241 20,318 B ADD: Tax-Affected Amortization of Intangibles 208 281 431 308 562 C Net Income + Tax-Affected Amortization of Intangibles $14,301 $12,032 $14,644 $14,549 $20,880 D (B + C) Return on Average Tangible Common Equity 11.64% 9.15% 10.77% 9.68% 13.08%(D / A) As of or for the year ending December 31, Source : Company documents